SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

[X]   Filed by the Registrant
[ ]   Filed by a Party other than the Registrant

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                                  MIKASA, INC.
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                (Name of Registrant as Specified In its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
(1)   Title of each class of securities to which transaction applies:
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(2)   Aggregate number of securities to which transaction applies:
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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)   Proposed maximum aggregate value of transaction:
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[X]   Fee paid previously with preliminary materials:
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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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(1)   Amount Previously Paid: $49,022
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(2)   Form, Schedule or Registration Statement No.: Schedule 14A
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(3)   Filing Party: Mikasa, Inc.
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(4)   Date Filed: October 5, 2000
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

                                             FOR:     MIKASA, INC.

                                         CONTACT:     Brenda W. Flores
                                                      Chief Financial Officer
                                                      (201) 867-9210
For Immediate Release
                                                      Jeffrey Zack/
                                                      Laila Danesh
                                                      Media: Stacy Roth
                                                      Morgen-Walke Associates
                                                      (212) 850-5600


           MIKASA, INC. REPORTS IMPROVED THIRD QUARTER AND NINE MONTH
                                FINANCIAL RESULTS
          -- Eight consecutive quarters of improved operating profit --

         Secaucus, NJ, October 27, 2000 -- Mikasa, Inc. (NYSE:MKS) today announced improved financial results for the third quarter and nine months ended September 30, 2000.

         Net income for the third quarter ended September 30, 2000 increased 14.3% to $6.0 million, versus $5.2 million for the third quarter of 1999. Earnings per diluted share increased to $0.35 per share, versus $0.30 per share in the prior-year period. Net sales for the third quarter decreased 3.8% to $103.5 million from $107.6 million in the prior-year period. Sales to retail accounts decreased 7.8% from the third quarter of 1999, while comparable stores sales decreased 3.6% from the prior-year period. Gross profit for the quarter increased 3.7% to $51.9 million from $50.1 million a year ago.

         "This marks our eighth consecutive quarter of improved operating profits since moving our East Coast distribution facility to Charleston, South Carolina," commented Raymond B. Dingman, President and Chief Executive Officer. "Our focus on continued improvement in gross profit once again produced positive results this quarter with gross margin expansion to

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Page: 2

50.2% from 46.6% in the prior-year quarter. The combination of our emphasis on the quality of our retail accounts distribution channel and our determination to expand margins for our direct to consumers distribution channel has led us to forgo certain business, which is reflected in the modest decrease in sales in the three- and nine-month periods. We believe these strategies should yield positive long-term benefits for our brand and will also allow us to invest more aggressively in branded advertising."

         Net income for the nine-month period ended September 30, 2000 increased significantly to $6.9 million from $4.2 million in the comparable nine-month period of the prior year. Earnings per diluted share for the nine months increased by 67% to $0.40 per share from $0.24 per share in the prior-year period. Net sales for the nine months ended September 30, 2000 decreased 2.5% to $267.8 million from $274.7 million a year earlier. Gross profit for the nine-month period increased to $131.5 million from $127.6 million a year earlier.

         On September 11, 2000 we announced our proposed merger with J.G. Durand Industries, S.A. at a price of $16.50 per share, which was a 69% premium over the closing price immediately prior to the merger announcement. Since the time of the announcement, the Company has filed the Hart-Scott-Rodino Notification and Report Form with the Federal Trade Commission and has also filed a preliminary proxy statement with the Securities and Exchange Commission related to the proposed merger. We expect to close the merger late in the fourth quarter of 2000, although this timing remains subject to the review of the above-mentioned regulatory agencies, among other factors.

         Mr. Dingman concluded, "As we look ahead, we remain confident that the improvements in our financial performance will continue. Our efforts will continue to focus on building the brand in order to enhance our gross margin and improve our operating margins."

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Page: 3

         Mikasa, Inc. is a leading designer, developer and marketer of quality tabletop products. The Company markets its products to retail accounts, including department stores, specialty retail stores and mass merchants, and through Company operated retail stores.

         Mikasa stockholders are advised to read the proxy statement regarding the merger when it becomes available because it will contain important information. Mikasa stockholders will be able to obtain a free copy of the proxy statement (once available) and other related documents filed by Mikasa at the SEC's website www.sec.gov. The proxy statement and the related documents may also be obtained from Mikasa, Inc., One Mikasa Drive, Secaucus, New Jersey 07096 attention: Investor Relations. Mikasa, its directors and executive officers and certain other persons may be deemed to be "participants" in the solicitation of proxies in connection with the proposed transaction. Information regarding the participants is also available on a Schedule 14A filed by Mikasa with the Securities and Exchange Commission.

With the exception of the historical information contained in this press release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties and other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. Those factors include risks and uncertainties relating to the Company's ability to open new stores within planned parameters, the success of new product introductions and the continued success of existing products, our ability to enhance margins through future gains in efficiency, the ability to establish a successful e-commerce function, the capabilities of our distribution system to handle increased volume, the consummation of the proposed merger with J.G. Durand Industries, S.A. and the general business risks associated with a consumer products company. These and other factors are detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission.

                              - Tables to Follow -

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Page: 4

                          MIKASA, INC. AND SUBSIDIARIES
                      (In thousands, except per share data)



                                              For The Three Months             For The Nine Months
                                               Ended September 30,             Ended September 30,
                                           ----------------------------   ----------------------------
                                               2000            1999           2000              1999
                                           ------------    ------------   ------------    ------------
Net sales by channel of distribution:
  Direct to consumers                        $ 55,673        $ 55,513      $ 148,527        $ 151,365
  Retail accounts                              38,905          42,211         91,909           98,250
  International                                 8,948           9,870         27,329           25,133
                                             --------        --------      ---------        ---------
     Total                                    103,526         107,594        267,765          274,748
Cost of sales                                  51,586          57,506        136,225          147,190
                                             --------        --------      ---------        ---------
     Gross profit                              51,940          50,088        131,540          127,558
Selling, general and
  administrative expenses                      40,702          39,769        115,984          115,710
                                             --------        --------      ---------        ---------
     Income from operations                    11,238          10,319         15,556           11,848
Interest expense, net                           1,517           1,708          4,365            4,859
                                             --------        --------      ---------        ---------
     Income before income taxes                 9,721           8,611         11,191            6,989
Income tax provision                            3,741           3,378          4,307            2,744
                                             --------        --------      ---------        ---------
     Net income                              $  5,980        $  5,233      $   6,884        $   4,245
                                             ========        ========      =========        =========
Basic and diluted net income per
  share of common stock                      $   0.35        $   0.30      $    0.40        $    0.24
                                             ========        ========      =========        =========
Weighted average number of
  shares of common stock
  outstanding and diluted shares of
  common stock                                 17,125          17,659         17,062           17,713
                                             ========        ========      =========        =========

Cash dividends per share of
  common stock                               $   0.05        $   0.05      $    0.15        $    0.15
                                             ========        ========      =========        =========


                                               As Of September 30,
                                           ----------------------------
                                              2000             1999
                                           ------------    ------------
Consolidated Balance Sheet Data
Highlights:
  Cash and cash equivalents                    $ 4,190          $  553
  Accounts receivable trade, net                38,064          41,605
  Inventories                                  172,500         172,097
  Current assets                               222,532         222,294
  Total assets                                 351,376         353,682

  Current liabilities                           51,362          60,795
  Long-term liabilities                         85,977          94,397
  Stockholders' equity                         214,037         198,490


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